Exhibit 99.1

Media	Investors
Ancel Martinez	Jim Rowe
415-222-3858	415-396-8216

Wells Fargo Announces Final Results Of Tender Offers

San Francisco, June 27, 2012 - Wells Fargo & Company (NYSE: WFC) and Wells Fargo Bank, National Association announced today the final results of the previously announced tender offers (the “Offers”) to purchase for cash up to $2.2 billion aggregate principal amount of the outstanding debt securities (the “Notes” and each a “series” of Notes) listed in the table below, which commenced on May 30, 2012 and expired at 12:00 midnight, New York City time, on the night of June 26, 2012 (the “Expiration Date”).

Wells Fargo & Company and Wells Fargo Bank, National Association have accepted for purchase $2,192,506,000 aggregate principal amount of Notes validly tendered and not validly withdrawn pursuant to the Offers. As further explained in the Offer to Purchase dated May 30, 2012, as amended (the “Offer to Purchase”), Wells Fargo & Company and Wells Fargo Bank, National Association accepted the Notes for purchase in accordance with the “Acceptance Priority Levels” set forth in the table below.

Wells Fargo & Company and Wells Fargo Bank, National Association accepted for purchase all of the Notes validly tendered and not validly withdrawn for the series listed in the table below at Acceptance Priority Levels 1 through 6 and 9. Wells Fargo Bank, National Association also accepted for purchase on a pro rata basis up to the Maximum Tender Amount of the Notes validly tendered and not validly withdrawn for the Three-Month LIBOR Floating Rate Subordinated Notes due 2014 and the 4.80% Subordinated Notes due 2014 (collectively, the “2014 Notes”), which are listed in the table below at Acceptance Priority Levels 7 and 8. Due to the oversubscription of the 2014 Notes and pursuant to the terms of proration described in the Offer to Purchase, Wells Fargo Bank, National Association has accepted for purchase approximately 23% of the Three-Month LIBOR Floating Rate Subordinated Notes due 2014 validly tendered and not validly withdrawn and approximately 34% of the 4.80% Subordinated Notes due 2014 validly tendered and not validly withdrawn. The 2014 Notes not accepted for purchase will be promptly credited to the account of the registered holder of such 2014 Notes with The Depositary Trust Company or otherwise returned to such Holder.

Wells Fargo & Company and Wells Fargo Bank, National Association will pay an aggregate tender offer consideration of approximately $2.37 billion for Notes accepted for purchase, including approximately $26.7 million of accrued and unpaid interest.

The table below sets forth, for each series of Notes, among other things, the Full Tender Offer Consideration (as defined below), the Tender Offer Consideration (as defined below) and the aggregate principal amount of Notes validly tendered and not withdrawn as of the Expiration Date based on information provided by D.F. King & Co., Inc., the information agent for the Offers.

Registered holders of Notes (the “Holders”) validly tendered and not validly withdrawn at or prior to the Early Tender Date will receive the “Full Tender Offer Consideration” listed in the table below, and Holders who validly tendered Notes after such time but at or prior to the Expiration Date will receive the “Tender Offer Consideration” listed in the table below, in each case subject to proration, as applicable. Payments for Notes accepted for purchase will include accrued and unpaid interest from and including the last interest payment date applicable to such Notes to, but not including, the settlement date, expected to be on June 28, 2012.

Obligor	Title of Security	CUSIP Number/ISIN	Acceptance Priority Level	Tender Offer Consideration(1)	Early Tender Payment(2)	Full Tender Offer Consideration(3)	Maximum Tender Amount(4)	Aggregate Principal Amount Tendered	Percentage of Outstanding Notes Purchased(5)
Wells Fargo Bank, N.A.	5.60% Subordinated Notes due 2016(6)	92976GAE1/ US92976GAE17	1	$1,092.97	$30.00	$1,122.97	$300,000,000	$230,625,000	30.8%

Wells Fargo Bank, N.A.	5.75% Subordinated Notes due 2016(6)	94980VAE8/ US94980VAE83	2	$1,101.93	$30.00	$1,131.93	$350,000,000	$330,753,000	33.1%

Wells Fargo Bank, N.A.	Three-Month LIBOR Floating Rate Subordinated Notes due 2016(6)	92976GAF8/ US92976GAF81	3	$932.50	$30.00	$962.50	$350,000,000	$343,620,000	51.3%

Wells Fargo Bank, N.A.	5.00% Subordinated Notes due 2015(6)	92976GAA9/ US92976GAA94*	4	$1,065.43	$30.00	$1,095.43	$150,000,000	$91,568,000	18.3%

Wells Fargo Bank, N.A.	4.75% Subordinated Notes due 2015(6)	94980VAA6/ US94980VAA61	5	$1,046.36	$30.00	$1,076.36	$515,000,000	$507,072,000	33.8%

Wells Fargo Bank, N.A.	4.875% Subordinated Notes due 2015(6)	92976GAD3/ US92976GAD34*	6	$1,048.88	$30.00	$1,078.88	$370,000,000	$362,924,000	30.2%

Wells Fargo Bank, N.A.	Three-Month LIBOR Floating Rate Subordinated Notes due 2014(6)	92976GAC5/ US92976GAC50*	7	$955.71	$30.00	$985.71	$75,000,000	$327,967,000	10.6%

Wells Fargo Bank, N.A.	4.80% Subordinated Notes due 2014(6)	92976GAB7/ US92976GAB77*	8	$1,042.28	$30.00	$1,072.28	$75,000,000	$223,047,000	10.0%

Wells Fargo & Company	4.95% Subordinated Notes due 2013	949746FJ5/ US949746FJ50	9	$1,019.68	$30.00	$1,049.68	$400,000,000	$175,946,000	17.6%

*	Notes of this series are listed on the Luxembourg Stock Exchange.
(1)	Per $1,000 principal amount of Notes validly tendered after the Early Tender Date but validly tendered at or prior to the Expiration Date and accepted for purchase, which is equivalent to the Full Tender Offer Consideration minus the Early Tender Payment.
(2)	Per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date and accepted for purchase.
(3)	Per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date and accepted for purchase.
(4)	The Maximum Tender Amounts are expressed as an aggregate principal amount of each series of Notes.
(5)	Expressed as a percentage of the principal amount of Notes outstanding at the commencement of the Offers.
(6)	Notes originally issued by Wachovia Bank, N.A. Subsequent to such original issuance, Wells Fargo Bank, N.A. became the direct obligor of such Notes by operation of law.

Wells Fargo Securities, LLC served as the dealer manager for the Offers. This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The Offers were not made to, and any offers or tenders of Notes were not accepted from, or on behalf of, Holders of Notes in any jurisdiction in which the Offers would not be in compliance with the laws or regulations of such jurisdiction. This announcement is not for distribution into Italy. The Offers were restricted by law, including, but not limited to, the laws of member states of the European Economic area.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.3 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, the Internet (wellsfargo.com), and other distribution channels across North America and internationally. With more than 270,000 team members, Wells Fargo serves one in three households in America. Wells Fargo & Company was ranked No. 23 on Fortune’s 2011 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

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